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Tesla, Inc.

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On June 6, 2024, Tesla, Inc. (“Tesla”) updated its website, www.VoteTesla.com. A copy of the updated materials, other than those previously filed, is included below.

TESLA
Proposals | Resources | Third-Party Support | FAQ | Contacts | Explore Tesla | How to Vote

Third-Party Support

> Elon Musk [...] shows what America produces. Elon [...] is taking on General Motors and Ford and Toyota – all these people who've got all this stuff. And he's got an idea. And he's winning. That's America. [...] You can't dream it up. [...] It's astounding." (Charlie Rose Conversations, April 14, 2022)

Warren Buffett | Chairman and CEO of Berkshire Hathaway

> It is a strange world in which lawyers who sue companies propose to be paid like superstars, while executives who build them can't. The Delaware Chancery Court apparently views lawyers as entrepreneurs and CEOs as mere bureaucrats. Perhaps this is why Tesla's board recommended shareholders vote to move the company to Texas, where respect for individualism is baked into the culture." (Wall Street Journal; Opinion, May 13, 2024)

Jonathan Macey and M. Todd Henderson | Yale Law School Professor and University of Chicago Law School Professor

---

> This is a man who's created more money than almost anybody else, created great wealth, and has a pay package that [...] could have left him nothing. [...] I find that this is actually appalling that this man has to even be subjected to this, but you know what, it's America and judges are powerful." (CNBC; Squawk on the Street, May 15, 2024)

Jim Cramer | Host of CNBC's 'Mad Money' and 'Squawk on the Street'

> [W]hen [the 2018 CEO Performance Award] came out, [...] the bearishness around the targets was, was immense. People never thought they could hit these different targets. The different [...] EBITDA goals, [...] the different [...] goals [...] around the number of vehicles produced. [...] [E]ven I was surprised, [despite] being very bullish back then, on how fast they hit these targets. I think you should be compensated that way." (Bloomberg Surveillance, April 17, 2024)

Ben Kallo | Baird Senior Research Analyst

> The truth is I thought the comp plan was the most "skin in the game" in history. I still do. I have criticized CEO comp a lot — but not this package. Without the incentives, [Elon] could have easily stepped down as CEO and then where would have Tesla been? Admittedly, I was skeptical he'd hit the most ambitious targets of the package. But he did — having put his entire comp at risk. Isn't that what we want when we say "pay for performance?" (X post, January 31, 2024)

Andrew Ross Sorkin | Co-Anchor of CNBC's "Squawk Box" and NYT Columnist

---

> Seeking such ratification isn't just permitted under established Delaware law—it's a sensible path forward. Shareholders should have say in decisions affecting their investment, including executive compensation. [...] The court's finding that Tesla failed to properly approve the compensation package in 2018 doesn't mean that Musk isn't entitled to any compensation for the last six years of service. Musk logged thousands of hours at the helm of Tesla and increased its market value ten-fold. The only question is what he deserved to be paid. [...] [I]t is well within the authority of the shareholder-owners to decide the value, especially when considering their need to motivate Musk for the future." (Bloomberg Law; Opinion, June 6, 2024)

Zohar Goshen | Columbia Law Professor

"

After reviewing the tenets of the proposal, we believe that approval of the Company's redomestication to Texas is in the best interests of the Company and its shareholders. With Texas being the focal point of Tesla's identity and the similarity of the Texas and Delaware corporate laws, the redomestication will align its business culture, strategy and mission. Most importantly, with the ruling of the Delaware Court regarding the shareholder approved 2018 CEO Performance Award, we believe that the redomestication will provide the appropriate jurisdiction when it comes to litigation forum as it is set to transition to a specialized business court system." (Egan-Jones, May 28, 2024)

Egan-Jones

"

We believe the 2018 plan demonstrated strong alignment with the interests of long-term investors, and it was followed by an impressive, validating period of value creation." (Wall Street Journal, April 17, 2024)

T. Rowe Price Group Inc.

"

The only way Tesla's alive is because of this guy. [...] [T]here was a contract that was arranged, arrived at, and agreed to, and how do you go back on a contract? That doesn't seem fair. And the only reason this company is surviving is because the guy slept on the floor under his desk." (CNBC; Squawk Box, April 25, 2024)

Ron Baron | Founder of Baron Capital

"

As a shareholder I don't think we should be paying outrageous legal fees [to plaintiff's lawyers who bring legal action against the company], but we should be happy to meet a commitment we signed up for after remarkable corporate performance leading to huge creation of value for shareholders." (Financial Times, May 23, 2024)

Tom Slater | Scottish Mortgage Investment Trust Manager

"

When [Elon] entered into the pay deal six years ago, many industry analysts doubted the milestone goals the board set for him were achievable. They were. Tesla was then worth a bit more than General Motors. Today its value exceeds that of the Big Three, Honda and Toyota combined." (Wall Street Journal; Opinion, May 13, 2024)

Jonathan Macey and M. Todd Henderson | Yale Law School Professor and University of Chicago Law School Professor

"

Tesla is far ahead in self-driving cars, [...] but every single car, someday will have to have autonomous capability. [...] It's safer, it's more convenient, [...] it's more fun to drive." (Yahoo! Finance, May 23, 2024)

Jensen Huang | Nvidia Founder and CEO

"

Tesla is a faith-based stock...It is really about investors' faith in Elon Musk's ability to deliver visionary ideas. And for most of this company's history, that faith has been richly rewarded." (Bloomberg News, May 3, 2024)

Steve Sosnick | Chief Strategist at Interactive Brokers

"

It's very rare where you have a judge effectively overruling a shareholder vote. I actually can't remember a situation like this, and this is one of the reasons why I think there were so many people, frankly, who were outraged by the [Delaware] judge's decision." (CNBC; Squawk Box, April 17, 2024)

Andrew Ross Sorkin | Co-Anchor of CNBC's "Squawk Box" and NYT Columnist

“

Elon Musk is deeply respected by everyone who works in his company, by anyone who owns a Tesla; people who own Teslas love their Tesla. [...] [A]nyone who knows and cares about space exploration, knows and cares about Elon Musk. [...] Go Elon Musk.” (CNBC Make It, November 20, 2018)

Neil deGrasse Tyson | Astrophysicist

Tesla © 2024 Privacy & Legal

TESLA
Proposals Resources Third-Party Support
Explore Tesla How to Vote

Your Vote Is Important

Back to How to Vote

Vote by QR Code

1

Open the shareholder voting materials you received by mail.

2

Locate your unique QR code on the insert.

3

Scan the QR code with your phone and Follow the instructions shown.

4

Cast your vote.

Questions?

If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated.

Stockholders

+1 (877) 800-5182 (U.S. and Canada) or **+1 (412) 232-3651 (all other countries)**

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Tesla © 2024 Privacy & Legal

TESLA

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Your Vote Is Important

Vote Your Tesla Shares Now

To Enter a Chance to Win an Exclusive Tour of Gigafactory Texas with Elon Musk and Franz von Holzhausen

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Voting Your Shares is Quick and Easy

Don't wait – vote NOW. Whether or not you plan to attend the Annual Meeting, please vote FOR Proposal Three: Incorporating Tesla in Texas and Proposal Four: Ratifying the 2018 CEO Performance Award.

Vote Online

The voting materials you received via mail or email include your individual control number. Once located, click the link below for directions on how to vote your shares via your specific brokerage. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions.

How to Vote Online

Vote by QR Code

The voting materials you receive via mail will include a QR code, which you can scan and follow the instructions to vote your shares.

How to Locate QR Code

Vote by Phone

The voting materials you receive via mail include a phone number. Dial that number and follow the prompts to vote your shares.

How to Locate Phone Number

Learn to Vote with Optimus

Watch to see Tesla's friendly humanoid robot, Optimus, walk you through the quick and easy process to vote your shares.

Questions?

If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated.

Stockholders

+1 (877) 800-5182 (U.S. and Canada) or +1 (412) 232-3651 (all other countries)

Banks and Brokers

+1 (212) 750-5833 (collect)

Tesla © 2024 Privacy & Legal

TESLA
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Q&A with Tesla Directors

Close All

What's at stake here? Why is it so important for stockholders to vote?

Tesla © 2024 Privacy & Legal

Kathleen Wilson-Thompson Video Transcript

Text on Screen: How did the Board come to recommend these two proposals? Was it truly an independent process?

Kathleen Wilson-Thompson

Member of the Tesla Board of Directors and Member of the Special Committee

K. Wilson-Thompson: Even though the majority of our directors are independent, we knew that the Delaware Court’s opinion and the intense public scrutiny on this matter required a rigorous assessment of these two proposals through a thoroughly independent process. We therefore created an independent Special Committee out of an abundance of caution. The Board resolved not to take any action with respect to redomestication or ratification without the Special Committee’s recommendation, which came only after the Special Committee had the opportunity to conduct a thorough process, carefully study both issues and determine whether each was in the best interest of our stockholders.

I am an independent director who joined the Tesla Board in late 2018.

Text on Screen: Independent Director

Joined the Tesla Board in late 2018

K. Wilson-Thompson: I served on five public company boards during my career.

Text on Screen: Served on five public company Boards throughout career

K. Wilson-Thompson: I understand my fiduciary responsibility to stockholders, and I take this responsibility seriously. I was aided by multiple independent advisors, including a top corporate law firm, Delaware legal counsel, a corporate law and governance expert who is a professor at one of the country’s leading law schools, and an investment bank – all of which I selected, none of which have any meaningful ties to Tesla or Elon.

Text on Screen: Advised by A top corporate law firm

Advised by Delaware legal counsel

Advised by A corporate law and governance expert

Advised by An investment bank

K. Wilson-Thompson: I conducted a rigorous process, working hundreds of hours over 8 weeks.

Text on Screen: Rigorous process

Worked hundreds of hours over 8 weeks

K. Wilson-Thompson: My independent advisors collectively worked over 4,000 hours over eight weeks.

Text on Screen: Rigorous process

Independent advisors collectively worked over 4,000 hours over 8 weeks

K. Wilson-Thompson: I met regularly with my independent advisors, reviewed expert reports, legal decisions, letters from stockholders and academic articles, and spoke with other directors and executives.

Text on Screen: Rigorous process

Met regularly with independent advisors

Reviewed expert reports

Reviewed legal decisions

Reviewed stockholder letters

Reviewed academic articles

Spoke with other directors and executives

K. Wilson-Thompson: I painstakingly analyzed a variety of alternatives to these proposals and their associated costs and benefits for stockholders. I was fully empowered to determine whether redomestication in Texas and ratification of the award were in the best interest of stockholders. Importantly, I had full and complete authority to decline to recommend any action on either issue, or recommend any alternative action.

After extensive analysis, it was clear that redomesticating in Texas and ratifying the 2018 Award were in the best interests of the company and all of its stockholders. I presented a detailed report to the Board, which is, in the interest of full transparency, we made public and you can read in our proxy statement. The Board is following my recommendation, and I encourage you to vote for both of these proposals.

Text on Screen: Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

James Murdoch Texas Video Transcript

Text on Screen: Why is Texas the right place for Tesla to be incorporated? What benefits does Texas bring over Delaware?

James Murdoch: Texas is Tesla's home. Our global headquarters and our future are in Texas. Making Texas our legal home is the logical evolution for the company. Over the past several years, we've moved our primary U.S. manufacturing operations, our colleagues, our headquarters and our executive team to Texas.

It's natural to align our state of incorporation with our operational footprint and our values. Texas also allows us to advance our mission. Texas law allows directors to consider the company's mission, supporting further innovation and helping us to achieve our ambitious goals. One thing is very clear to us now, Delaware is the conventional and traditional home for incorporation, but Tesla does things differently. Texas embraces that spirit and is the right place for us.

Texas has a highly defined legal regime, which we believe provides certainty for those innovative and highly impactful business decisions, and Texas law also affords shareholders substantially equivalent rights to Delaware and redomestication is not expected to have any impact on Tesla's market value or those rights.

Text on Screen: Texas is expected to provide more certainty for innovative, big-ticket business decisions

James Murdoch: Everything is bigger in Texas. And being in Texas, enables us to dream bigger for the future and for all of you.

Text on Screen: Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

Robyn Denholm Ratification Video Transcript

Text on Screen: Why are you asking stockholders to ratify the 2018 Performance Award versus designing a new Performance Award?

Robyn Denholm

Chair of the Tesla Board of Directors

R. Denholm: More than six years ago, in 2018, Tesla made a deal with Elon. And you, our shareholders, actually approved that deal, overwhelmingly. The targets outlined in the 2018 Award were so ambitious that critics scoffed, calling them impossible. If he failed to achieve any of these targets, he would achieve nothing. He would absolutely have received no compensation.

Text on Screen:

Elon did not fail

R. Denholm: But Elon didn’t fail. He led Tesla to achieve those targets, in half the allotted time – roughly five years – and his success is shared by all of you, the owners of the Company.

Text on Screen: In half the allotted time, Elon created over $735 billion in stockholder value

R. Denholm: Earlier this year, a Delaware court stepped in, and substituted its judgment for the judgment of both stockholders and Tesla’s Board. The Court sided with a plaintiff – who, when he’d sued, owned just nine shares of Tesla’s stock – and he ordered the rescission of the Award.

In the weeks that followed, we formed an independent Special Committee, which enlisted the help of independent outside counsel and advisors to thoroughly evaluate alternatives, including the ratification of the 2018 Award.

The Special Committee recognized that if in 2018 Award is not ratified, then Tesla may need to negotiate a replacement compensation plan with Elon in order to motivate him to devote his time, energy and efforts to Tesla. This would take substantial time and would be very costly.

It’s estimated that a functionally equivalent grant of a new option could result in an accounting charge of more than $25 billion, compared to the $2.3 billion charge that we originally recognized for the 2018 Award.

The Special Committee determined that ratification is in the best interests of the Company and of all its shareholders. Furthermore, we believe a deal is a deal, and that your voice as stockholders should matter. We believe Elon should be rewarded – and as we agreed, he would be – for the incredible Company that he’s helped to build and incredible value that he has created.

Text on Screen:

Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

Ira Ehrenpreis Video Transcript

Text on Screen: What was the fundamental philosophical principal behind the Performance Award? And what was the thinking at the time?

Ira Ehrenpreis

Chair of the Nominating and Governance Committee and Chair of the Compensation Committee

I. Ehrenpreis: In 2018, the independent members of the Board, led by the Compensation Committee, set out to design a performance award with a key focus: extraordinary stockholder alignment. The Board undertook more than 6 months of careful analysis, working closely with Compensia, a leading independent compensation consultant. And the result of this process was an award with the ultimate pay-for-performance alignment. The award only has any value in the event of tremendous value creation for Tesla stockholders. Put simply, if significant returns for stockholders were created, the award would vest an exceptional value.

Text on Screen: If significant returns for stockholders were created the award would vest an exceptional value

I. Ehrenpreis: If the targets under the award were not met, the award would have zero value.

Text on Screen: If Elon failed he would receive nothing

I. Ehrenpreis: The award totally focuses on long-term shareholder appreciation and incentive. And the award required the CEO to sign up to getting no compensation unless value was delivered.

The award also had a retention feature that focused on value years after the targets were achieved. This last point’s super important. Specifically, the design of the award requires that any shares acquired through the exercise of the stock options from the award be held for an additional five years – not just after the options vest, but five more years after the options are exercised.

Text on Screen: Elon is required to hold shares 5 years after exercising options

I. Ehrenpreis: To date, none of the options have even been exercised.

Text on Screen: To date none of the options have been exercised

I. Ehrenpreis: So, this award not only required delivery of remarkable results for the award to vest, but also is structured to drive value for stockholders long past the receipt of the award.

Philosophically, other boards often design performance awards around guaranteed compensation for their execs and CEOs – usually in the form of high salaries, large bonuses and golden parachutes that pay out massive sums independent of performance. Instead, the Tesla Board structured an award that guaranteed nothing unless certain performance targets were met. This Board structured an award that is entirely based on performance and ultimately stockholder value creation.

And the award worked, creating extraordinary value for the stockholders. Revenue grew from approximately $11.8 billion to almost $100 billion.

Text on Screen: Revenue Growth*

$11.8B -> $96.8B

*Refers to 2017 and 2023 full-year revenue, respectively.

I. Ehrenpreis: Tesla went from a $2.2 billion net loss to a $15 billion net profit.

Text on Screen: Turned Around Profitability*

-$2.2B -> $15.0B

*Refers to 2017 and 2023 net loss/net income, as disclosed on Form 10-K, respectively. 2023 net income included a one-time non-cash tax benefit of $5.93 billion for the release of valuation allowance on certain deferred tax assets.

I. Ehrenpreis: And the market cap at Tesla increased by $735 billion from March 2018 until the end of 2023. In fact, there were few companies that outperformed Tesla during this period.

Text on Screen: Increased Market Cap*

$53.7B -> $790B+

*Refers to market capitalization as of March 21, 2018 (date of the stockholder approval) and end of 2023, respectively.

I. Ehrenpreis: And it’s critically important to have some context here. Where was – where we were at the time the award was designed and at the time that stockholders voted to approve it. For some context, first, in 2018 when the award was designed and approved, Ford’s market cap was about $48 billion and GM’s, approximately $55 billion.

This Tesla award was designed to require $50 billion increments in market cap appreciation. In essence the award required the equivalent of the creation of more than another Ford and almost another GM in market cap appreciation, for each of the milestones. That is, every milestone itself required Tesla to appreciate more than another Ford and almost another GM in market cap.

And second, for context, at the time, Tesla was among the most shorted stock in history. There were so many were betting against Tesla to succeed at all. They weren’t just betting that this award would have no value, they were betting the stock would lose value. But that’s not what happened. Instead, Tesla succeeded. And stockholders were rewarded, indeed with extraordinary shareholder value and appreciation on their holdings.

On Screen Text: Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

James Murdoch Ratification Video Transcript

Text on Screen: Will voting again on Elon’s Performance Award nullify the Delaware Court’s Decision?

James Murdoch: In striking down Elon’s pay package, the Delaware Court criticized the 2018 disclosures regarding that package, and opined that stockholders were not sufficiently informed about the pay package when it was approved and voted on in 2018.

We believe that a new stockholder vote takes that argument off the table.

Text on Screen: We want to give stockholders the opportunity to have their voices heard again

James Murdoch: Shareholders now have the opportunity to vote again on the 2018 Award with not only complete disclosure of everything that the Delaware Court ruled was not sufficiently disclosed then, but also everything Elon and company have achieved since.

Text on Screen: Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

Robyn Denholm ‘What’s at Stake’ Video Transcript

Text on Screen:

What’s at stake here? Why is it so important for shareholders to vote?

Robyn Denholm

Chair of the Tesla Board of Directors

R. Denholm: These two proposals are critical to the future of the Company. We’re embarking on our next phase of growth, and it’s imperative that our legal home is one that supports our mission and our big plans for the future. It’s also important that Elon is aligned and motivated to create extraordinary value, as he’s done for more than six years.

This is the same pay package that we as a Board stood behind and stockholders approved more than six years ago. And we stand behind it today.

Text on Screen:

This is the same Performance Award the Board stood behind

This is the same Performance Award stockholders approved more than 6 years ago

R. Denholm: We believed in that pay package in 2018, as we asked Elon to pursue remarkable goals to grow the Company. You, as stockholders, also believed in it in 2018 when you overwhelmingly approved it. And Elon worked for more than six years believing that this was the bargain.

Time and results have only shown the wisdom of our collective judgment. As, importantly, we believe Tesla should fulfill its commitment to Elon as a matter of fair dealing. You have the chance to help us make good on our promise, advance our mission and continue to grow stockholder value. We urge you to vote NOW on both the ratification and redomestication proposals to ensure that your voice is heard.

Text on Screen:

Your Vote Matters

Protect Tesla and vote FOR proposals 3 & 4

VoteTesla.com

On June 6, 2024, Elon Musk posted the following on X.

On June 7, 2024, Tesla sent the following letter to stockholders.

TESLA

Tesla Stockholders: Time is Running Out

There are only a few days left to vote at Tesla's Annual Stockholders' Meeting on June 13, 2024.

This Year, We Need Your Support on Two Important Proposals

Vote FOR Proposal Three

Redomesticating Tesla in the State of Texas

Vote FOR Proposal Four

Ratification of the 2018 CEO Performance Award

These two proposals will help ensure that Tesla is in a strong position to keep innovating and delivering value to you for years to come.

Protect the Value of Your Investment

Your vote is very important, no matter how many or how few shares you may own.

Please Do Not Delay, Voting Is Quick and Easy by Phone

Our proxy solicitor, Innisfree, can take your vote directly by phone, or help with any questions you may have about the annual meeting.

+1 (877) 800-5182 (U.S. and Canada) OR +1 (412) 232-3651 (all other countries)

On June 7, 2024, Tesla posted the following communications.

On June 7, 2024, Tesla sent the following e-mails to stockholders.

Subject: Final days to vote your TSLA shares

Dear Investor –

We are quickly approaching the Tesla 2024 Annual Stockholders’ Meeting, which will be held on Thursday, June 13, 2024.

As you know, stockholders are voting this year on two proposals – Proposal 3 (redomesticating Tesla in the state of Texas) and Proposal 4 (ratification of Elon’s 2018 performance award) – that have critical implications for Tesla’s future. The Board urges you to vote in favor of both proposals.

Over the last 24 hours, we have released additional resources and information concerning these proposals that we want to bring to your attention:

•	A letter from Tesla’s independent Chairperson on Fairness, Respect and the Future of Tesla.
•	An audio recording and transcript of the Special Committee’s counsel discussing the details of the proposed redomestication of Tesla from Delaware to Texas, including the implications for the future of the company and shareholder rights.
•	Videos of some of Tesla’s independent directors answering some frequently asked questions concerning the two proposals and discussing the Board’s rationale for supporting both redomestication to Texas and ratification of Elon’s performance award.

With the vote less than a week away, the Tesla team and I welcome your questions and are happy to arrange for a discussion to address any outstanding items.

Tesla IR

Subject: Final days to vote your TSLA shares

Dear Investor –

We are quickly approaching the Tesla 2024 Annual Stockholders’ Meeting, which will be held on Thursday, June 13, 2024. I encourage you to vote now, before it is too late.

As you know, stockholders are voting this year on two proposals – Proposal 3 (redomesticating Tesla in the state of Texas) and Proposal 4 (ratification of Elon’s 2018 performance award) – that have critical implications for Tesla’s future. The Board urges you to vote in favor of both proposals.

Tesla’s independent Chairperson recently issued a letter on Fairness, Respect and the Future of Tesla. We encourage you to read it as you contemplate your vote.

With the deadline for voting in the next few days, I encourage you to locate your ballot and vote online or by phone, following the instructions on the ballot. If you have any questions, please call our proxy solicitor, Innisfree M&A, at 1-877-800-5182 or +1-412-232-3651.

Tesla IR

On June 7, 2024, Tesla updated its website, www.VoteTesla.com. A copy of the updated materials, other than those previously filed, is included below.

Time is Running Out to Vote 5d 8h 5m 27s

TESLA

Proposals | Resources | Third-Party Support | Q&As | Contacts

Explore Tesla | How to Vote

Tesla Stockholders, Time is Running Out

In the past six years, Tesla created over $735* billion in value for all of you while advancing our mission. The future value we are poised to deliver for you is at risk. We need your vote NOW to protect Tesla and your investment.

Vote FOR Proposals 3 and 4.

Vote Online | Vote by QR Code | Vote by Phone

Vote Now

Vote Your Tesla Shares Now

To Enter a Chance to Win an Exclusive Tour of Gigafactory Texas with Elon Musk and Franz von Holzhausen

Learn More

Learn How to Vote TODAY and Make Your Voice Heard

Stockholders must cast their votes before June 13. Watch to see Tesla's friendly humanoid robot, Optimus, walk you through the quick and easy process to vote your shares.

On June 7, 2024, Elon Musk posted the following on X.

On June 7, 2024, Kimbal Musk posted the following on X.

Transcript of video in post:

Ron Baron Video Transcript

Becky Quick: Ron it’s always great to see you. Thank you for, for coming in today.

Ron Baron: Judy said don’t use the word billionaire.

Becky Quick: You didn’t […] you didn’t, unfortunately we did because we have to […] call it like it is.

Joe Kernen: Alright, multi-billionaire. Fine.

Becky Quick: […] There you go.

Ron Baron: So, so before we talk about this, I just want to know, did you guys see, over the weekend, the article on the front page of The New York Times? Do you read The New York Times at all?

Becky Quick/Joe Kernen: No,

Becky Quick Yes […] I do.

Joe Kernen: No.

Ron Baron: So [..] passing by a news stand […]

Joe Kernen: I’d stick needles in my eyes.

Ron Baron: You could have seen it. And basically, it was talking about how Elon has brought the internet, broadband satellite to the Amazon.

Becky Quick: Yeah

Ron Baron: In Brazil. Brought to the Amazon. People don't have clothes, and now they have the Amazon [...] now they have the internet. Unbelievable what he's done, unbelievable, changing the world.

Becky Quick: No and it's been a big deal in Ukraine too, on the war front. Hey, before we jump into what you think about Tesla and the pay package, whether you're going to vote in support of that, why don't we talk about how much you own? Because I was looking and it looks like […] I've known you've been a very long-time holder. Some of your funds own 2.7%, 3%, 2.8%, the Baron Partners Fund is almost 30%, long position in Tesla. So, you, you are a massive shareholder.

Ron Baron: […] It's also $13 cost. So you know, I, so we've owned it since 2014/2016 between 2014. So, I met him in 2010, 2014 and 16, it took me four years. He said, ‘What took you so long?’ 2014 and 16, we invested $400 million, made about $5 billion at the peak. Now we made about $4 billion, sold about a quarter of our stock three years ago.

Becky Quick: How much do you hold now though in total? How many shares?

Ron Baron: I don’t remember the number […] but it’s a big […] percentage of our assets, it’s 7 or 8% of our assets in total. […]

Becky Quick: So, what do you think about this pay package? This is a pay package that shareholders approved once the Delaware judge has overturned it, and now it's going back to the shareholders again. How will you vote your shares?

Ron Baron: We're voting for […] for the package. […] But before I talk about that, […] there's three things I want to discuss with you today. Number one is contracts, of course. Then I want to talk about […] Elon's ecosystem. You know, all the different things he's doing. And then […] and then, Elon, I want to talk about that and what he's accomplished.

So, about the […] contract. So, first of all […] he was, you know, […] when we started, these numbers are pretty cool. […] Then […] when we started, […] when I met him in 2010 […] they were doing 2000 cars a year. And then in 2014, it was 31,000 cars. That's when we started buying. In 2016, 76,000 cars. Next year, a million-eight. […] So, a significant growth. And he made promises […] if he met these metrics of […] EBITDA, of revenues, of market cap, […] that he would get this extraordinary compensation. And the compensation […] when […] when he started […] the contract was signed, it was, the company's […] market value was $53 billion. […] It got as high as a trillion, and it's now 550 billion. I think in the next 10 years, we’ll probably make four or five times our money again in Tesla. So, so he's created tremendous wealth for people, and he was paid […] if his contract is enforced, which I think it should be […] he's paid […] $56 billion. So, it's like winning the lottery. You know, if you, and Joe was talking about it before, if you win the lottery, you don't tell someone, oh, sorry, you won so much money, you have to give it back after.

Becky Quick: I remember thinking at the time that the compensation deal was a crazy setup, but I also remember thinking at the time that I never thought he’d hit any of the, of the metrics.

Ron Baron: No one did.

Becky Quick: He’s hit every one of the metrics. So, it's hard to imagine taking that back and clawing it back.

Ron Baron: Exactly, and so that's, that's exactly how we view that. I said, man, if he hits this, this is fantastic. We're going to do so well. And again, and we have another contract going from this point going forward, where he's incented the same way, I'm hoping. […] So, so number one, the contract […] so 73% in 2018, 73% of the […] investors […] approved it. […] All of the disinterested parties […] who are directors, they approved it. And the people he has who are directors […] these are not […] you know, just, you know flakes. […] They are […] Larry Ellison, one of the wealthiest men in the world, […] Hiro Mizuno, he […] was the head of the Japanese […] you know, pension fund, the largest pension fund in the world, $1.5 trillion. […] Kathleen Thomas, […] Walgreens Boots. So he had really [...] and, and of course, Robyn Denholm, who came later, but they all approved this, and they all thought this with a fair […] fair agreement. So basically, number one, […] all the disinterested […] directors approved it. Number two, […] that's the will of the company, the will of the company and the will of the shareholders. So I think he should be […] it’s legally binding contract.

And then who sued? […] You have an individual […] who was a shareholder for hire with nine shares, nine shares […] sued, and […] it took [th]em five years […] to get the derivative suit certified. But […] the class action wasn't so he doesn't really represent all the shareholders […] and […] the, the lawyer who represented them […] when you talk about getting lucky, he has applied to the court for payment of $5.6 billion, $5.6 billion and […] and then […] he is asking for the payment to be made in shares of Tesla stock, which are depressed because of this lawsuit. It's crazy, and, and […] so, so I think that […] you know, […] it's really unfair the way they're addressing this. And I think that […] he earned it and he deserves it, and he should be paid it.

Becky Quick: You've said for a long time, when we've asked you what your biggest concern about Tesla would be is the key man theory. […] That so much is riding on, on Elon Musk being there, if he's not there, you don't think the company is worth the same. So, what do you think happens if this package is not approved? What will Elon do?

Ron Baron: […] I can't see inside of his mind, but I know that he has […] created tremendous value for everyone. I know he has a big stake in Tesla […] but you know when I started in business in 1970 […] one of the people who really helped me at the very beginning of my career was Jay Pritzker. […] He's Tom Pritzker’s dad, and he's the founder of Hyatt, and we were talking about arrangements, and he said, Ron […] if you need to have a contract […] then you're doing business […] you're doing business with the wrong person. […] You can't rely on a contract […] to do business and you have to, he's a handshake guy. So if I say I'm gonna do something, you do something. We said as a Tesla, as a company, Elon, if you perform this is what you're gonna get. How are you gonna go back and renege on that? Especially when all the directors and all the shareholders approve it? It's crazy. So […] I think you know, […] I’ve lost your question but...

Becky Quick: […] Andrew's got a question too, I think.

Andrew Ross Sorkin: Hey, Ron […] as you know […] we are in violent agreement together […] on this. […] I've always felt from the beginning that, that this was a big skin in the game […] arrangement for, for Elon Musk and that a contract should be considered a contract. Having said that, I was reading the Wall Street Journal […] this morning, and they have a 'Heard on the Street’ column where they, they made an argument actually against […] voting in favor of it.

And one of the things they said, which was very interesting, and I wanted to get your perspective on it, was they said a lot of the shareholders in Tesla today are not necessarily the shareholders who were […] the shareholders in 2018. So, they're new shareholders. So, they may not actually have the same sort of skin in the game […] or sort of feeling that you, you would have […] about this.

Maybe on the basis of, of contract law, they should, but a lot of them may see this as, frankly, just an opportunity. It's an opportunity to figure out how much money […] they're gonna pay Elon Musk and also how much that is ultimately gonna cost them, at least […] in the short term. And so, I would ask, what would you tell a new shareholder who maybe wasn't there in 2018 how they should think about this, and it's very unique, […] because the question is prospectively. They're paying for something that happened in the past, but in many ways, they're paying for something that is hopefully gonna happen for them in the future.

Ron Baron: Well, you're buying in right now at half the price it was three years ago. And in part, that's because of this controversy over this contract. So, this is actually in your favor. And if he weren't to devote himself the way I believe he will devote himself to the company continuing, […] then you would be damaged as a new shareholder. You're buying into a company where you have one of the most exceptional, maybe the most exceptional […] you know, executive in this […] country, in the world […] running your business. Do you really wanna […] not treat him properly?

You know last year […] there happened to be, so Tesla has 140,000 employees. […] To show you how in desire, how desirable it is to work there, […] the most […] number one and number two […] jobs that are […] desired by graduates from the top engineering schools are Tesla and SpaceX. Last year, Tesla had 12,000 […] new hires. And […] the 12,000 new hires, they had 6 million applicants, 6 million applicants for 12,000 jobs. And so think about that. The reason they have it is not because the name Tesla, not because a car, it's because of him. And so think about his ability to attract these great people to come to this business, to grow it and run it and make changes that are benefiting the entire planet. And you wanna renege on a contract on a deal you made with him? That doesn’t make sense.

Becky Quick: Yeah, and Ron let, let me ask you […] I agree 100%. He should be paid what he was promised in this contract. And the shareholders are crazy if they don't do that. But there are questions about what will incentivize him further. What makes him stay with Tesla? What makes him keep his AI plans within Tesla when he is starting xAI, an […] alternative AI […] startup? […] Do you need to incent him further? Because he has basically said that he thinks he should own about 25% of the voting control at Tesla, or he won't build it there.

Ron Baron: […] It's […] interesting, the Elon, so we'll now go to the Elon ecosystem. And […] he has xAI, which we're gonna be an investor in. And what that is, is that comes about because Elon needs compute, massive amounts of compute.

Becky Quick: You're an investor in xAI because of the ownership you have, because you're an owner in, in Twitter or in X as well? […]

Ron Baron: And a new […]

Becky Quick: And you put additional money in. Okay, but what about for Tesla shareholders who don't invest in all of this?

Ron Baron: They're gonna benefit from the fact that […] xAI has been created because of the massive compute. I mean, they're gonna build 100,000 GPU data centers. So, the data center business, historically is the cloud business, and it's been growing 20, 30% a year in units. The cloud, that's Amazon AWS. […] That's what that is. And […] their returns on capital have been declining. Now it's about 7%, it was in the high sevens, it's now about seven. And […] those are centers that are $300 million.

Becky Quick: But let me just ask, […] we can talk a little bit more about this, but the issue that comes up is the potential conflict. To have somebody who's partially at Tesla, who's partially at SpaceX, who's partially at X, who's partially at xAI. How are you knowing if you're getting your money's worth? How are you knowing, instead of having it all under one umbrella, like all your funds are under one umbrella, how do you make sure that there's not a conflict of interest? There was a CNBC story yesterday that […] took a look at xAI, Elon sending NVIDIA […] information, saying, asking that the chips that they were, that were granted, that were there in line, that for Tesla, be given to xAI instead. And that raises the question of shareholders who are not invested in the entire Elon ecosystem, do they run the risk of being short-changed when Elon moves things from one project to the next?

If you have Tesla employees who are working at Twitter part-time, […] if you have things that get moved around, how do Tesla shareholders benefit from the Elon infrastructure?

Ron Baron: All related party transactions are reviewed by the directors [...] and audit committees and [….] independent people to make sure that they're appropriate and fair in every, to every company. […] All these companies benefit each other. Elon spends way more than half of his time on Tesla compared to all these other entities that he's doing, but these are all the entities, they're all benefiting Tesla.

And as far as the chips that went from NVIDIA to xAI, it was because you know Tesla has invested tremendously in data centers for themselves. 50,000 is […] one that they're building right now, GPUs […] 25,000 is the largest it's ever built before, and our guy is building 100,000, a new one. […] So, so we think about AWS. AWS comes about because […] they want to, they have too much capacity for the cloud, so therefore when they had excess, they sold it. That's what X is, xAI is. In addition to that, xAI creates Grok. Grok ultimately is gonna be your assistant you would drive around in a car. Also […] Tesla is gonna be able to use […] the compute that's been produced by and owned by xAI. xAI got those chips because […] Tesla, so many Xs, […] that he has […] over-ordered.

Now they, he doesn't need them right now, he's buying them later, so […] xAI needs [th]em now. We have nowhere to store them at Tesla, so xAI gets these chips, but the next level is coming to Tesla. So basically, […] it's about who needs them right now, and then he hears this [...].

Becky Quick: I mean, it makes perfect sense for somebody like you who's invested in all of these different things, because you're gonna win on either side of it. Is there an argument that, you know, Tesla shareholders should have a stake in xAI too?

Ron Baron: Well […] they're gonna be using the services, and […] then […] the xAI is gonna be getting a benefit […] I presume of some sort, for selling the services back to Tesla, but Tesla doesn’t, Tesla's avoiding the cost that they would otherwise have to invest in chips, to invest in these data centers. These data centers are three or five billion dollars now, they used to be 300 million. […]

Becky Quick: So your point is, as long as an independent board oversees this and signs off on these decisions, it's okay?

Ron Baron: Yes, […] so that's the case in all instances. […] But he has this whole infrastructure now where all these businesses, whether it's, so one of the things I was asking about, I said, well, gee, […] when he bought Twitter and […] renamed it X, where did that […] and he said he bought it because he wanted to have the ultimate truth-seeking algorithm, and […] then all of a sudden, we've learned that we have data that X has that is unique […] real-time, no one else has it. So what's gonna be commoditized is this foundational […] you know, the chat GPTs and Groks, ultimately, but what is unique about Grok is this data.

So, when he bought […] Twitter, did he have in his mind that there's the opportunity to have this, this data, a tremendous value for licensing? When he […] went, when he decided he wanted to go to Mars for SpaceX […] with SpaceX, did he really think initially that, hey, there's a real opportunity here for the internet around the world, and there's gonna be hundreds of billions of dollars of, of revenue opportunity? When he started off with EVs […] for Tesla, did he really think that this is really gonna […] merge into, into self-driving, where you can make hundreds of billions of dollars a year of extra profits, and Grok, you know, so here, this is gonna be self-driving, and […] you're gonna have connected cars all around the world from SpaceX.

All these businesses […] link up, it's the ecosystem. It's the Elon ecosystem, and I think it's really interesting when you look at it in that way. So, Elon benefits where all these businesses are on, and he couldn't have attracted the engineers he wanted to attract for artificial intelligence to Tesla. They didn't wanna work at Tesla. So, he's got, you know, he, you remember, OpenAI […] he's the founder, and ChatGPT, that comes out of him, he just didn't like the way it was being run because it was supposed to be not-for-profit, and then all of a sudden, you know, he’s, he's questioning the governance of it, so now he wants to have a competitor, so […] there's a control over it, so it can't damage humanity.

Becky Quick: I just, I mean […] I just wonder, as an investor, but clearly, he has been incredible with what he's done for Tesla. I just wonder, as an investor, if you worry about the future, about what it means for Tesla. And again, if you're not invested in all of these, no question that Elon's got this halo effect, and people want to come work for him. He is a huge draw on all of these issues. I understand your thought about him being the key man on all of this stuff. […] Would you invest now at these prices, just in Tesla, or would you invest in other Elon companies instead?

Ron Baron: The biggest investment we have right now is in Tesla.

Becky Quick: Yeah, but […] your dollar cost average was, what, $13. Would you buy at $176, or would you try and get into xAI, or would you try and get into SpaceX?

Ron Baron: Well […] xAI, we're gonna have $150 million invested. In SpaceX, we invested, from 2017 to now, we've invested about a billion dollars, it's worth $2.3 billion. […] Tesla's worth about $4 or $5 billion.

Becky Quick: But your new money is going to his newer venture.

Ron Baron: If I had a chance to buy more stock in Tesla right now, I'd buy more stock in Tesla. If I...

Becky Quick: Well, you can, why […]?

Ron Baron: Well, because I have limits as far as how much I’m, what percentages –

Becky Quick: Okay

Ron Baron: – I'm allowed to buy for these individuals.

Becky Quick: Because you're full, full up on your Tesla, okay.

Ron Baron: Plus I don’t, I don't have infinite capital. And so when I have chances to buy […] I'd recommend you know when we get new accounts, the biggest position I'm able to buy in Tesla, I buy. […] In SpaceX, I think in SpaceX, we're gonna double our money over the next three or four years, and double it again in two or three years after that. And then in the 2030s, make five times. I think we're gonna make 20 times in SpaceX over the next 15 or 20 years.

I'm 81. There's not many people who are 81 who are thinking about 15, 20-year time horizons, but I'm one of them. In Tesla, I think in the next 15 years, next 10 years, we're gonna make four, five, six times our money. But I can't even put a top on how much we're gonna make in Tesla because there's so many businesses. This robotics, this robotics business is gonna be unbelievable. With robotics for him, I think that […] it's gonna cost 5, 6, $7,000 for a robot. But there's billions of people on the planet. He thinks everyone's gonna have a robot and you're gonna charge money. This is like the ecosystem, again, where you're gonna get charged every year for software […] for […] for using your robot that’s gonna keep getting better and better and better.

And you think about a factory worker who gets 100 or $200,000 or $150,000 a year, and all of a sudden you have robots that are able to do that, to make all these factory workers more and more productive. And Elon says the GDP is the number of people times the product you produce. All of a sudden, you're not gonna need the people to produce the product. Everyone's lives is gonna be dramatically better because of AI, because of robotics. Robotics are gonna be a really big deal for Tesla. […] And […] that is not in the stock in any way, shape or form.

Becky Quick: I understand the robotics angle. I understand the self-driving and using AI and the information that Tesla already has as a huge treasure trove. I think I'm a little less convinced about using Twitter/X as a huge treasure trove, just as I am Reddit, because you can have any number of opinions and any number of stuff that sometimes is factual, sometimes is not. That, that makes less of a, makes a little less sense to me.

Ron Baron: They have a new […] service that […] they've actually had it for a while on Twitter that was ignored, it's called Community Spaces. And I don't remember exactly how many people there are on it but they community, they […] crowdsource […] opinions. So, if you have an opinion about a topic and someone posts a topic on Twitter or on X […] that is contrary to your belief, well, you're notified by Community Spaces. If you're one of these 70,000 outsourced people or anyone who has an interest in this before or posted on it before, you're notified that this has been posted. Do you think it's accurate? So it's outsourced.

And then a very large percentage […] of postings have actually been taken down by the people who post them when they've been criticized for being, […] for being false. And so you're having a truth-seeking […] opportunity here. And that […] data that […] they're gonna have is gonna help robotics for Tesla. So everything feeds each other. Every single thing he does is helping everything else he does.

Becky Quick: You are a huge believer in the ecosystem. You have been since the start. It's made you an awful lot of money. And again, for people who are just tuning in, you're here today to say that you are voting your shares in favor of Elon Musk's pay package.

Ron Baron: […] I'm voting my shares in that favor and in favor. And I'm told that I'm not supposed to tell anyone else about how to vote their shares because it's a proxy solicitation. But […] I'm voting my shares and I think that's the benefit. By the way, just to give you a feeling for how other people feel, think about him […] Jensen […] from NVIDIA –

Becky Quick: [...]

Ron Baron: Right, he says the technology that Elon has for self-driving is remarkable, not like anyone else. […] Mobileye competitor says it's amazing what they've done with this company.

I also think that when you, when you look at Apple, at […] NVIDIA […] how did they make it? They made it because they had something that was good for games, for gaming. […] When Amazon came along and what Amazon had was, they were a book, a bookseller. And look what that has come from them. Tesla has cars. The cars are gonna be like books or like […] games for the other companies. Cars are a business for them. They have all this other technology. This company is gonna be an enormous company. I love Tesla.

Becky Quick: Ron Barron, wanna thank you for coming in today.

Joe Kernen: When is pretzel, chocolate pretzel time? We got a while to go?

Additional Information and Where to Find It

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